Exhibit 10.2

December 9, 2024

Adam Haggard

3921 W Whitewater Ave

Weston, FL 33332

Dear Adam:

It is with great pleasure that I confirm your position as Senior Vice President, Co-Chief Financial Officer of The ODP Corporation (the “Company”), reporting directly to me, effective as of the date of approval by the Company’s Board of Directors (the “Board”). This role is based in Boca Raton, FL.

This letter confirms the details of the position, which are set forth below. Please note that this offer should not be construed as a formal contract of employment.

Position: Senior Vice President, Co-Chief Financial Officer reporting to the CEO.

Base Salary: You will be paid $400,000 annually (retroactive to December 1, 2024, subject to Board approval of your appointment), which is subject to deductions for taxes and other withholdings as required by law. This annual amount will be paid in substantially equal installments as a weekly salary which you will receive in arrears on a bi-weekly basis. As an exempt employee, your hours in this position may fluctuate, and each weekly portion of your salary will compensate you for all hours you work during that week.

Bonus Eligibility: You will remain eligible to participate in the Company’s 2024 Corporate Incentive Plan (the “Plan”) in accordance with its terms and conditions. Any incentive payable under the Plan for 2024 will be paid in 2025, no later than March 15, 2025. The Plan currently provides an incentive target payout of 60% of your annual eligible earnings.

Long-Term Incentive Program: You will be eligible to receive awards with an aggregate grant date value equal to $450,000 under the Company’s Long-Term Incentive Plan (the “LTIP”) at the time of the annual LTIP awards in 2025. These awards will be delivered in the form determined by Committee of the Board for similarly situated executives and will be subject to the terms and conditions of the LTIP and the applicable award agreements, which will be consistent with the award agreements applicable to similarly situated executives.

Benefits: You will remain eligible to participate in the Company’s benefits program in accordance with its terms, as the terms may be amended from time to time.

Non-Compete Agreement: For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of this position, you must sign and return the attached Associate Non-Competition, Confidentiality and Non-Solicitation Agreement. Please return this signed document at the same time as you return this signed and dated letter to me.

Car Allowance: You will remain eligible for the Company’s Executive Car Allowance Program, which is intended to cover expenses associated with owning/leasing and maintaining a vehicle. The current allowance is a flat amount of $400.00 which will be included with your bi-weekly paycheck.

Paid Time-Off: You will remain eligible for paid time off in accordance with the terms of the Company’s Paid Time Off policy, as the terms may be amended from time to time (currently, 208 hours of paid time off per year).

Change in Control Plan: You will be eligible to participate in the Executive Change in Control Plan (“CIC Plan”) which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein, at the Tier 2 level. Enclosed you will find a copy of the CIC Plan for your reference as well as a Notice of Selection for Participation in Executive Change in Control Severance Plan (“Notice”) which requires your acceptance prior to your effective participation in the CIC Plan. Please return the signed Notice to me along with your signed offer letter.

Employment at Will/Severance: All employment with the Company and its affiliates is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that, at any time during your employment (except as provided in the CIC Plan), you are terminated by the Company without Cause, as that term is defined below, the Company will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 15 months of your base salary at the rate in effect on the date of your employment termination, (ii) 15 times the difference between the Company’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, (iii) your bonus calculated based on actual performance under the Company’s annual bonus plan for the Company’s fiscal year in which your employment termination occurs, and your eligible earnings paid in the fiscal year in which the employment termination occurs, and (iv) any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of termination. Payments due under (iii) and (iv) above, if any, will be made at the same time as payments are made to active participants pursuant to the terms of the applicable annual bonus plan following the determination of actual performance by the Committee. The Company must deliver to you a customary release agreement not inconsistent with the terms of this letter (the “Release”) within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in clauses (i), (ii) and (iii) above, you must (A) sign the Release and return the signed Release to the Company within the time period prescribed in the Release (which will not be more than 45 days after the Company delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.” The Company will pay the severance benefits specified in clauses (i) and (ii) above in a lump sum within 15 days following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release

The ODP Corporation | 6600 North Military Trail, Boca Raton, FL 33496

or you revoke the Release, then you will not be entitled to the severance benefits specified in clauses (i), (ii) and (iii) of this section. Unless otherwise agreed to in writing by the Company, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Company severance plan, policy, program or practice (whether written or unwritten) other than the CIC Plan and, therefore, such severance benefits shall be the exclusive source of any severance benefits other than the CIC Plan.

For purposes of this letter, other than as applies under the CIC Plan, “Cause” means: (i) your continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the CEO, which demand specifically identifies the manner in which the Board or the CEO (as applicable) believes that you have not substantially performed your duties; (ii) your willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) your conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of your employment with the Company; or (iv) your violation of the Company’s policies in effect from time to time including, but not limited to, the Code of Ethics. Your termination of employment shall not be deemed to be for “Cause” unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board finding that you are guilty of the conduct described in any of clauses (i) – (iv) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you will have thirty (30) days from the delivery of the notice described above within which to cure any acts constituting “Cause”; provided, however, that if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. An act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

Tax Treatment: This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of Section 409A, each installment payment provided under this letter shall be treated as a separate payment. With respect to any amounts payable under this letter that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. As a result, with respect to any amount that is subject to Section 409A (i) references to your termination of employment shall be deemed references to your “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of your separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of your separation from service or in the absence of such rules established by the

The ODP Corporation | 6600 North Military Trail, Boca Raton, FL 33496

Company, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to you in connection with your separation from service shall be paid six months after such separation from service (if you die after the date of your separation from service but before a payment has been made, such payment will be paid to your estate without regard to such six-month delay). To the extent necessary to comply with Section 409A, in no event may you, directly or indirectly, designate the taxable year of payment of any amount under this letter. In particular, to the extent necessary to comply with Section 409A, if the payment period for the severance benefits specified in clauses (i) and (ii) of the “Employment at Will/Severance” paragraph above begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year. You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Clawback Provisions: Any incentive-based compensation or other amounts paid to you pursuant to any and all agreements or arrangements with the Company will be subject to clawback under any applicable Company clawback policy (including any such policy adopted by the Company pursuant to applicable law, government regulation or stock exchange listing requirement).

Adam, we are excited to have you accept this role. Please confirm your acceptance of this position by signing and dating where indicated below and returning this signed and dated letter to me.

Sincerely,

/s/ Gerry Smith

Gerry Smith

Chief Executive Officer

Enclosures

Agreed and Accepted by:

/s/ Adam Haggard	12/10/2024
Adam Haggard	Date

The ODP Corporation | 6600 North Military Trail, Boca Raton, FL 33496